Exhibit 99.1

F & M Bank Corp.---News and Financials
F & M BANK CORP. ANNOUNCES SECOND QUARTER EARNINGS

CONTACT:
Neil Hayslett, EVP/Chief Operating Officer                             540-896-8941 or NHayslett@FMBankVA.com

TIMBERVILLE, VA—August 2, 2019—F & M Bank Corp. (OTCQX: FMBM), parent company of Farmers & Merchants Bank, announces its financial results for the second quarter ending June 30, 2019.

Selected highlights for the quarter include:

●
Net income of $1.63 million;
●
Net interest margin of 4.47% for the quarter and 4.57% YTD;
●
Net interest income increased $208,000;
●
Non-Interest Income increased $477,000 or 23.9% compared to the second quarter 2018;
●
Total deposits increased $7.6 million and $39.9 million, respectively for the quarter and for the trailing 12 months.

Mark Hanna, President, commented “Our second quarter earnings of $1.63 million is comparable to the same period last year and an increase of $347,000 versus the first quarter. We continue to enjoy strong pre-tax core operating earnings which increased in 2019 to $3.44 million versus $3.21 million in Q2 2018. Core operating earnings continue to be fueled by a strong net interest margin of 4.47%. The margin did decrease versus the first quarter due to a combination of non-accrual adjustments and an increase in short-term mortgage loans held for sale that offer lower yields than our longer-term loan portfolio. We are also particularly pleased with our increase in non-interest income, which reflects stronger results for both our mortgage and title company subsidiaries.”

Mr. Hanna continued, “Non-performing assets have increased $.9 million versus the first quarter 2019 but have decreased $3.1 million compared to second quarter 2018. During the second quarter we charged $1.6 million to the provision for loan losses. We continue to work through several long-term problem assets and the additional provisioning positions us to move these assets off our balance sheet later this year. The additional provision also captures revisions to our loan loss methodology designed to reflect risks within our loan portfolio resulting from the increase in our non-performing asset ratios in recent quarters.”

Mr. Hanna further stated, “We are excited to announce that our fourteenth branch located at 2782 Stuarts Draft Highway, Stuarts Draft, VA is slated to open later this month. As previously announced our board approved an increase in our quarterly dividend from $.25 to $.26. This dividend is payable on August 16th to shareholders of record as of August 2nd”.

Highlights of our financial performance are included below.

F & M Bank Corp. is an independent, locally-owned, financial holding company, offering a full range of financial services, through its subsidiary, Farmers & Merchants Bank’s thirteen banking offices in Rockingham, Shenandoah, Page and Augusta Counties, Virginia. The Bank also provides additional services through a loan production office located in Penn Laird, VA and through its subsidiaries, F&M Mortgage and VSTitle, both of which are located in Harrisonburg, VA. Additional information may be found by contacting us on the internet at www.fmbankva.com or by calling (540) 896-8941.

This press release may contain “forward-looking statements” as defined by federal securities laws, which may involve significant risks and uncertainties. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements. Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in interest rates, general economic conditions, legislative and regulatory policies, and a variety of other matters. Other risk factors are detailed from time to time in our Securities and Exchange Commission filings. Readers should consider these risks and uncertainties in evaluating forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this press release.

F & M Bank Corp.
Key Statistics

	2019			2018
	Q2	Q1	YTD	Q2	Q1	YTD
Net Income (000's)	$1,634	$1,287	$2,921	$1,687	$1,973	$3,660
Net Income available to Common	$1,556	$1,208	$2,764	$1,583	$1,870	$3,453
Earnings per common share	$0.48	$0.38	$0.86	$0.49	$0.57	$1.06

Return on Average Assets	0.83%	0.67%	0.74%	0.91%	1.11%	0.98%
Return on Average Equity	7.12%	5.68%	6.40%	7.38%	8.75%	8.06%
Dividend Payout Ratio exc Special Dividend	52.08%	65.79%	58.14%	51.37%	43.53%	47.10%
Dividend Payout Ratio with Special Dividend					78.35%	65.95%

Net Interest Margin	4.47%	4.67%	4.57%	4.64%	4.78%	4.73%
Yield on Average Earning Assets	5.42%	5.54%	5.48%	5.29%	5.38%	5.37%
Yield on Average Interest Bearing Liabilities	1.33%	1.21%	1.26%	0.94%	0.87%	0.91%
Net Interest Spread	4.09%	4.33%	4.22%	4.35%	4.51%	4.46%

Provision for Loan Losses (000's)	$1,600	$1,450	$3,050	$1,350	$680	$2,250
Net Charge-offs	$483	$1,757	$2,240	$660	$309	$1,709
Net Charge-offs as a % of Loans	0.30%	1.09%	0.70%	0.42%	0.20%	0.54%
Non-Performing Loans (000's)	$11,688	$10,587	$11,688	$14,977	$7,730	$14,977
Non-Performing Loans to Total Assets	1.45%	1.36%	1.45%	1.94%	1.06%	1.94%
Non-Performing Assets (000's)	$13,657	$12,761	$13,657	$17,011	$9,758	$10,482
Non-Performing Assets to Assets	1.69%	1.64%	1.69%	2.21%	1.34%	1.36%

Efficiency Ratio	65.32%	67.15%	66.20%	66.11%	66.52%	66.31%

(1)
The net interest margin is calculated by dividing tax equivalent net interest income by total average earning assets. Tax equivalent interest income is calculated by grossing up interest income for the amounts that are nontaxable (i.e. municipal securities and loan income) then subtracting interest expense. The tax rate utilized is 21%. The Company’s net interest margin is a common measure used by the financial service industry to determine how profitable earning assets are funded. Because the Company earns nontaxable interest income from municipal loans and securities, net interest income for the ratio is calculated on a tax equivalent basis as described above.
(2)
The efficiency ratio is not a measurement under accounting principles generally accepted in the United States. The efficiency ratio is a common measure used by the financial service industry to determine operating efficiency. It is calculated by dividing non-interest expense by the sum of tax equivalent net interest income and non-interest income excluding gains and losses on the investments portfolio and Other Real Estate Owned. The Company calculates this ratio in order to evaluate how efficiently it utilizes its operating structure to create income. An increase in the ratio from period to period indicates the Company is losing a greater percentage of its income to expenses.

F & M Bank Corp.
Financial Highlights

	For Six Months Ended June 30,
INCOME STATEMENT	Unaudited 2019	Unaudited 2018
Interest and Dividend Income	$19,313,133	$17,704,577
Interest Expense	3,224,392	2,093,930
Net Interest Income	16,088,741	15,610,647
Non-Interest Income	4,265,082	3,731,640
Provision for Loan Losses	3,050,000	2,030,000
Other Non-Interest Expenses	14,121,689	13,109,715
Income Before Income Taxes	3,182,134	4,202,572
Provision for Income Taxes	232,317	537,915
Less Minority Interest (income)/loss	(28,589)	(4,832)
Net Income	$2,921,228	$3,659,825
Dividend on preferred stock	157,373	206,646
Net Income available to common shareholders	$2,763,855	$3,453,179
Average Common Shares Outstanding	3,200,119	3,253,007
Net Income Per Common Share	.86	1.06
Dividends Declared	.50	.70

BALANCE SHEET	Unaudited June 30, 2019	Unaudited June 30, 2018
Cash and Due from Banks	$8,075,243	$9,734,887
Interest Bearing Bank Deposits	768,029	1,565,043
Federal Funds Sold	5,937,000	2,064,000
Loans Held for Sale	78,405,674	49,820,520
Loans Held for Investment	636,407,632	634,122,196
Less Allowance for Loan Losses	(6,050,257)	(7,105,287)
Net Loans Held for Investment	630,357,375	627,016,909
Securities	23,524,719	23,156,192
Other Assets	59,880,840	57,310,216
Total Assets	$806,948,880	$770,667,767

Deposits	$608,470,178	$568,565,909
Short Term Debt	40,000,000	46,000,000
Long Term Debt	47,916,889	47,434,221
Other Liabilities	18,487,049	16,903,229
Total Liabilities	714,874,116	678,903,359
Preferred Stock	5,591,623	7,487,873
Common Equity	86,483,141	84,276,535
Stockholders’ Equity	92,074,764	91,764,408
Total Liabilities and Stockholders’ Equity	$806,948,880	$770,667,767
Book Value Per Common Share	$27.18	$25.99
Tangible Book Value Per Common Share	$27.23	$26.15

SOURCE:
F & M Bank Corp.
CONTACT:
Neil Hayslett, EVP/Chief Operating Officer

540-896-8941 or NHayslett@FMBankVA.com

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